NEWS RELEASE
CONTACT:	1775 Eye Street, NW, Suite 1000
Tejal R. Engman	Washington, DC 20006
Vice President, Investor Relations	Tel 202-774-3200
E-Mail: tengman@washreit.com	Fax 301-984-9610
www.washreit.com

July 26, 2018

WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS AND QUARTERLY DIVIDEND

Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner and operator of commercial and multifamily properties in the Washington, DC area, reported financial and operating results today for the quarter ended June 30, 2018:

Second Quarter 2018 Highlights

Net income attributable to controlling interests was $10.8 million, or $0.13 per diluted share, compared to $7.9 million, or $0.10 per diluted share in the second quarter of 2017 primarily due to the recognition of a gain related to the sale of 2445 M Street. NAREIT Funds from Operations (FFO) was $38.1 million, or $0.48 per diluted share, compared to $37.1 million, or $0.48 per diluted share, in the second quarter of 2017. Additional highlights are as below:

Operations:

•	Reported Core FFO(1) of $0.48 per diluted share, compared to $0.46 per diluted share in first quarter 2018

•	Grew same-store(2) Net Operating Income (NOI)(3) by 2.1% and cash NOI(3) by 2.4% over second quarter 2017

•	Grew same-store office NOI by 3.6% and cash NOI by 4.1% over second quarter 2017

•	Increased same-store office average occupancy by 100 basis points over second quarter 2017 to 92.5%

•	Increased same-store office ending occupancy by 170 basis points over second quarter 2017 to 92.7%
Investment Activity and Balance Sheet:

•
Completed the sale of 2445 M Street in Washington, DC for $101.6 million, having successfully advanced the timing of the sale from September to June 2018 to accelerate the continued strengthening of the Company's balance sheet

•	Ended the quarter with a net debt to adjusted EBITDA ratio of 6.06x on an annualized basis and 6.43x on a trailing twelve month basis
2018 Guidance and Assumptions:

•	Maintained the mid-point of 2018 Core FFO guidance and tightened the range by $0.02 per fully diluted share to $1.83 to $1.89 from $1.82 to $1.90 per fully diluted share

•	Raised full-year multifamily same-store NOI growth assumptions for the second time this year to a range of 3.25% to 4.0% from a range of 2.5% to 3.5%

•	Lowered full-year retail same-store NOI growth assumptions to a range of 0.25% to 1.0% from a range of 1.0% to 2.0% due to some lease commencement delays

"We delivered a stable second quarter with Core FFO per diluted share exceeding our expectations due to better-than-expected office and multifamily same-store NOI growth," said Paul T. McDermott, President, Chief Executive Officer and Chairman of the Board. "Looking ahead, with only approximately 2% of our commercial rentable square feet expiring in the rest of 2018, we are focused on our 2019 lease expirations and look forward to converting our growing pipeline of office and retail leasing activity into signed leases over the coming quarters."

Washington Real Estate Investment Trust

Operating Results

Overall portfolio:
The Company's overall portfolio NOI was $57.1 million for the quarter ended June 30, 2018, compared to $54.8 million in the corresponding prior year period due to same-store office and multifamily NOI growth and the acquisitions of Watergate 600 and Arlington Tower more than offsetting the sales of Walker House, Braddock Metro Center and 2445 M Street.

Same-store portfolio:
Same-store portfolio NOI for the second quarter increased by 2.1%, compared to the corresponding prior year period, primarily due to average occupancy gains in the office same-store portfolio and rental rate growth in the multifamily same-store portfolio.

Same-store portfolio by sector:

▪
Office: 44% of Same-Store NOI - Same-store NOI increased by 3.6% compared to the corresponding prior year period primarily due to 100 basis points of average occupancy gains driven by new lease commencements across multiple assets within the office portfolio. As a result, same-store office revenue growth more than offset lower lease termination fee income and higher operating expenses than in the second quarter of 2017. The same-store office portfolio was 92.7% occupied and 93.9% leased at quarter end.

▪
Multifamily: 31% of Same-Store NOI - Same-store NOI increased by 1.8% compared to the corresponding prior year period, primarily driven by rental rate growth and a 10 basis point increase in average occupancy. Rental rates grew 210 basis points in the second quarter of 2018. Same-store effective new lease rent trade-outs increased by 3.8% and same-store effective renewal rent trade-outs increased by 4.2% during the quarter. The same-store multifamily portfolio was 95.2% occupied on a unit basis and 98.2% leased at quarter end.

▪
Retail: 25% of Same-Store NOI - Same-store NOI was flat compared to the corresponding prior year period as higher rental income and lease termination fees as well as lower provisions for bad debt offset 110 basis points of year-over-year average occupancy declines that were largely driven by movements in temporary specialty leasing agreements. The same-store retail portfolio was 91.1% occupied and 91.7% leased at quarter end.

Leasing Activity

During the second quarter, Washington REIT signed commercial leases totaling 229,000 square feet, including 28,000 square feet of new leases and 201,000 square feet of renewal leases, as follows (all dollar amounts are on a per square foot basis).

	Square Feet	Weighted Average Term (in years)	Weighted Average Free Rent Period (in months)	Weighted Average Rental Rates	Weighted Average Rental Rate % Increase	Tenant Improvements	Leasing Commissions
New:
Office	20,000	8.9	9.0	$37.78	3.8%	$62.67	$18.12
Retail	8,000	9.9	0.9	33.34	7.0%	9.57	12.02
Total	28,000	9.2	7.0	36.53	4.6%	47.80	16.41

Renewal:
Office	10,000	5.4	2.5	$43.44	1.8%	$45.72	$10.08
Retail	191,000	4.9	—	9.74	1.8%	0.05	0.22
Total	201,000	4.9	0.5	11.51	1.8%	2.46	0.74

Commercial New Leases:

▪	Tenant improvements of $7.04 per foot per year of term are the lowest achieved for new office leasing in the last four quarters.

Washington Real Estate Investment Trust

▪
With only 2.19% of its rentable commercial square feet left to expire in 2018, Washington REIT remains focused on leasing its 2019 lease expirations and expects leasing volumes to be uneven as it delivers on key future leasing opportunities. The Company will provide an update on these opportunities during its conference call.

Commercial Renewal Leases:

▪	The tenant retention rates for the first two quarters of 2018 for the office and retail portfolios were approximately 64% and 100% respectively.

▪	The majority of the Company's retail renewals in the second quarter were driven by tenants exercising early renewal options.

▪	Retail renewal rates were impacted by the early renewal of approximately 150,000 square feet of leases that exercised legacy renewal options at broadly flat rental rates.

Disposition Activity

On June 28, 2018, Washington REIT completed the sale of 2445 M Street, a 292,000 square foot office building in DC for $101.6 million and recognized a $2.5 million gain related to this sale.

Earnings Guidance

Management is maintaining the mid-point of its 2018 Core FFO guidance and is tightening the range by $0.02 per fully diluted share to $1.83 to $1.89 from $1.82 to $1.90 per fully diluted share. The mid-point of the guidance range has been maintained although 2445 M Street is contributing approximately $0.02 per share less as it was sold a quarter earlier than assumed in the original guidance. The following GAAP assumptions underpin this guidance:

•	Same-store NOI growth is projected to range from 2.5% to 3.5%

•	Same-store office NOI growth is projected to range from 4.0% to 5.0%

•	Same-store multifamily NOI growth is raised for the second time this year and is projected to range from 3.25% to 4.0%, up from the previous range of 2.5% to 3.5%

•
Same-store retail NOI growth has been lowered to a range of 0.25% to 1.0% from a range of 1.0% to 2.0% as some leases are now expected to commence in 2019 rather than 2018. As previously communicated, the Company expects to sign leases for the former hhgregg vacancies during this year with lease commencement expected in 2019

•
Dispositions are projected to range from $180 million to $240 million including the completed sales of Braddock Metro Center and 2445 M Street. No acquisitions other than the purchase of Arlington Tower are included in guidance

•	General and administrative expense is projected to be approximately $20.75 to $21.5 million

•	Interest expense is projected to be approximately $51.25 to $52.0 million

•	Non same-store office NOI is projected to range between $35.5 to $36.5 million, increased from $34.5 to $36.0 million previously

Non same-store office properties in 2018 consist of Watergate 600 and Arlington Tower as these assets were acquired in 2017 and 2018 respectively; Braddock Metro Center, which was sold in January 2018; and 2445 M Street, which met the criteria for classification as held for sale in January 2018 and was sold in June of this year.

Washington REIT's 2018 Core FFO guidance is based on a number of factors, many of which are outside the Company's control and all of which are subject to change. Washington REIT may change the guidance provided during the year as actual and anticipated results vary from these assumptions.

Washington Real Estate Investment Trust

2018 Guidance Reconciliation Table

A reconciliation of projected net income attributable to the controlling interests per diluted share to projected Core FFO per diluted share for the year ending December 31, 2018 is as follows:

	Low	High
Net income attributable to the controlling interests per diluted share (a)	$0.31	$0.37
Gain on sale of depreciable real estate (a)	(0.03)	(0.03)
Real estate impairment	0.02	0.02
Real estate depreciation and amortization (a)	1.52	1.52
NAREIT FFO per diluted share	1.82	1.88
Core adjustments	0.01	0.01
Core FFO per diluted share	$1.83	$1.89

(a) Does not include any impact from future acquisitions and dispositions during the year.

Dividends

On June 29, 2018, Washington REIT paid a quarterly dividend of $0.30 per share.

Washington REIT announced today that its Board of Trustees has declared a quarterly dividend of $0.30 per share to be paid on September 28, 2018 to shareholders of record on September 14, 2018.

Conference Call Information

The Conference Call for Second Quarter Earnings is scheduled for Friday, July 27, 2018 at 11:00 A.M. Eastern Time. Conference Call access information is as follows:

USA Toll Free Number:            1-877-407-9205
International Toll Number:        1-201-689-8054

The instant replay of the Conference Call will be available until Friday, August 10, 2018 at 11:59 P.M. Eastern Time. Instant replay access information is as follows:

USA Toll Free Number:            1-877-481-4010
International Toll Number:        1-919-882-2331
Conference ID:                21306

The live on-demand webcast of the Conference Call will be available on the Investor section of Washington REIT's website at www.washreit.com. Online playback of the webcast will be available for two weeks following the Conference Call.

About Washington REIT

Washington REIT owns and operates uniquely positioned real estate assets in the Washington D.C. market. The Company’s portfolio of 48 properties consists of approximately 6.1 million square feet of commercial space and 4,268 multifamily apartment units. These 48 properties consist of 19 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).
Note: Washington REIT's press releases and supplemental financial information are available on the Company website at www.washreit.com or by contacting Investor Relations at (202) 774-3200.
Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements in this earnings release preceded by, followed by or that include the words “believe,” “expect,” “intend,” “anticipate,” “potential,” “project,” “will” and other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but

Washington Real Estate Investment Trust

are not limited to, changes in general and local economic and real estate market conditions, the potential for federal government budget reductions, the risk of failure to complete contemplated acquisitions and dispositions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2017 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

(1) Funds From Operations (“FFO”) - NAREIT FFO is a widely used measure of operating performance for real estate companies. We provide NAREIT FFO as a supplemental measure to net income calculated in accordance with GAAP. Although NAREIT FFO is a widely used measure of operating performance for REITs, NAREIT FFO does not represent net income calculated in accordance with GAAP. As such, it should not be considered an alternative to net income as an indication of our operating performance. In addition, NAREIT FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity. In its April, 2002 White Paper, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines NAREIT FFO as net income (computed in accordance with GAAP) excluding gains (or losses) associated with sales of properties, impairments of depreciable real estate, and real estate depreciation and amortization. We consider NAREIT FFO to be a standard supplemental measure for REITs because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which historically assumes that the value of real estate assets diminishes predictably over time. Since real estate values have instead historically risen or fallen with market conditions, we believe that NAREIT FFO more accurately provides investors an indication of our ability to incur and service debt, make capital expenditures and fund other needs. Our NAREIT FFO may not be comparable to FFO reported by other REITs. These other REITs may not define the term in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently.

Core Funds From Operations (“Core FFO”) is calculated by adjusting FFO for the following items (which we believe are not indicative of the performance of Washington REIT's operating portfolio and affect the comparative measurement of Washington REIT's operating performance over time): (1) gains or losses on extinguishment of debt, (2) expenses related to acquisition and structuring activities, (3) executive transition costs and severance expense related to corporate reorganization and related to executive retirements or resignations, (4) property impairments, casualty gains, and gains or losses on sale not already excluded from FFO, as appropriate, and (5) relocation expense. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of Washington REIT's ability to incur and service debt and to distribute dividends to its shareholders. Core FFO is a non-GAAP and non-standardized measure and may be calculated differently by other REITs.

(2) For purposes of evaluating comparative operating performance, we categorize our properties as “same-store”, “non-same-store” or discontinued operations. Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared.

(3) Net Operating Income (“NOI”), defined as real estate rental revenue less real estate expenses, is a non-GAAP measure. NOI is calculated as net income, less non-real estate revenue and the results of discontinued operations (including the gain on sale, if any), plus interest expense, depreciation and amortization, general and administrative expenses, acquisition costs, real estate impairment and gain or loss on extinguishment of debt. We also present NOI on a cash basis ("cash NOI") which is calculated as NOI less the impact of straight-lining of rent and amortization of market intangibles. We believe that NOI and cash NOI are useful performance measures because, when compared across periods, they reflect the impact on operations of trends in occupancy rates, rental rates and operating costs on an unleveraged basis, providing perspective not immediately apparent from net income. NOI [and cash NOI] excludes certain components from net income in order to provide results more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. As a result of the foregoing, we provide each of NOI and cash NOI as a supplement to net income, calculated in accordance with GAAP. Neither represents net income or income from continuing operations, in either case calculated in accordance with GAAP. As such, NOI and cash NOI should not be considered alternatives to these measures as an indication of our operating performance.

(4) Funds Available for Distribution (“FAD”) is a non-GAAP measure. It is calculated by subtracting from FFO (1) recurring expenditures, tenant improvements and leasing costs, that are capitalized and amortized and are necessary to maintain our properties and revenue stream (excluding items contemplated prior to acquisition or associated with development / redevelopment of a property) and (2) straight line rents, then adding (3) non-real estate depreciation and amortization, (4) non-cash fair value interest expense and (5) amortization of restricted share compensation, then adding or subtracting the (6) amortization of lease intangibles, (7) real estate impairment and (8) non-cash gain/loss on extinguishment of debt, as appropriate. FAD is included herein, because we consider it to be a performance measure of a REIT’s ability to incur and service debt and to distribute dividends to its shareholders. FAD is a non-GAAP and non-standardized measure, and may be calculated differently by other REITs.

(5) Ending Occupancy is calculated as occupied square footage as a percentage of total square footage as of the last day of that period.

(6) Average Occupancy is based on monthly occupied net rentable square footage as a percentage of total net rentable square footage, except for the rows labeled "Multifamily (calculated on a unit basis)," on which average occupancy is based on average monthly occupied units as a percentage of total units.

Washington Real Estate Investment Trust

Ending Occupancy Levels by Same-Store Properties (i) and All Properties
	Ending Occupancy
	Same-Store Properties		All Properties
	2nd QTR	2nd QTR	2nd QTR	2nd QTR
Segment	2018	2017	2018	2017
Multifamily (calculated on a unit basis)	95.2%	95.1%	95.2%	95.1%

Multifamily	95.2%	94.9%	95.2%	94.9%
Office	92.7%	91.0%	93.1%	92.9%
Retail	91.1%	91.4%	91.1%	91.4%

Overall Portfolio	93.3%	92.7%	93.4%	93.4%

(i) Same-store properties include properties that were owned for the entirety of the years being compared, and exclude properties under redevelopment or development and properties acquired, sold or classified as held for sale during the years being compared. We define development properties as those for which we have planned or ongoing major construction activities on existing or acquired land pursuant to an authorized development plan. We consider a property's development activities to be complete when the property is ready for its intended use. The property is categorized as same-store when it has been ready for its intended use for the entirety of the years being compared. We define redevelopment properties as those for which we have planned or ongoing significant development and construction activities on existing or acquired buildings pursuant to an authorized plan, which has an impact on current operating results, occupancy and the ability to lease space with the intended result of a higher economic return on the property. We categorize a redevelopment property as same-store when redevelopment activities have been complete for the majority of each year being compared. For Q2 2018 and Q2 2017, same-store properties exclude:

Acquisitions:
Office - Arlington Tower and Watergate 600
Sold properties:
Multifamily - Walker House
Office - Braddock Metro Center and 2445 M Street

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
OPERATING RESULTS	2018	2017	2018	2017
Revenue
Real estate rental revenue	$86,606	$83,456	$171,487	$160,957
Expenses
Real estate expenses	29,503	28,691	59,404	56,554
Depreciation and amortization	29,878	29,261	59,847	55,330
General and administrative	5,649	5,759	11,470	11,385
Real estate impairment	—	—	1,886	—
	65,030	63,711	132,607	123,269
Other operating income
Gain on sale of real estate	2,495	—	2,495	—
Real estate operating income	24,071	19,745	41,375	37,688
Other income (expense):
Interest expense	(13,321)	(12,053)	(26,148)	(23,458)
Loss on extinguishment of debt	—	—	(1,178)	—
Other income	—	48	—	125
Income tax benefit	—	107	—	107
	(13,321)	(11,898)	(27,326)	(23,226)

Net income	10,750	7,847	14,049	14,462
Less: Net loss attributable to noncontrolling interests in subsidiaries	—	17	—	36
Net income attributable to the controlling interests	$10,750	$7,864	$14,049	$14,498

Net income	10,750	7,847	14,049	14,462
Depreciation and amortization	29,878	29,261	59,847	55,330
Real estate impairment	—	—	1,886	—
Gain on sale of depreciable real estate	(2,495)	—	(2,495)	—
NAREIT funds from operations (1)	$38,133	$37,108	$73,287	$69,792

Non-cash loss on extinguishment of debt	—	—	1,178	—
Tenant improvements and incentives	(2,330)	(2,630)	(6,997)	(8,572)
External and internal leasing commissions capitalized	(896)	(1,414)	(1,343)	(3,937)
Recurring capital improvements	(469)	(663)	(1,092)	(1,068)
Straight-line rents, net	(1,123)	(1,106)	(2,326)	(1,955)
Non-cash fair value interest expense	(217)	(224)	(436)	(526)
Non real estate depreciation & amortization of debt costs	945	815	1,901	1,714
Amortization of lease intangibles, net	420	585	1,040	1,435
Amortization and expensing of restricted share and unit compensation	1,830	1,186	3,370	2,316
Funds available for distribution (4)	$36,293	$33,657	$68,582	$59,199

Washington Real Estate Investment Trust

		Three Months Ended June 30,		Six Months Ended June 30,
Per share data:		2018	2017	2018	2017
Net income attributable to the controlling interests	(Basic)	$0.14	$0.10	$0.18	$0.19
	(Diluted)	$0.13	$0.10	$0.18	$0.19
NAREIT funds from operations	(Basic)	$0.48	$0.48	$0.93	$0.92
	(Diluted)	$0.48	$0.48	$0.93	$0.92

Dividends paid		$0.30	$0.30	$0.60	$0.60

Weighted average shares outstanding - basic		78,520	76,705	78,501	75,785
Weighted average shares outstanding - diluted		78,616	76,830	78,582	75,903

Washington Real Estate Investment Trust

WASHINGTON REAL ESTATE INVESTMENT TRUST AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30, 2018
	(unaudited)	December 31, 2017
Assets
Land	$614,659	$588,025
Income producing property	2,220,819	2,113,977
	2,835,478	2,702,002
Accumulated depreciation and amortization	(722,423)	(683,692)
Net income producing property	2,113,055	2,018,310
Properties under development or held for future development	71,522	54,422
Total real estate held for investment, net	2,184,577	2,072,732
Investment in real estate held for sale, net	—	68,534
Cash and cash equivalents	5,952	9,847
Restricted cash	2,301	2,776
Rents and other receivables, net of allowance for doubtful accounts of $2,692 and $2,426, respectively	73,650	69,766
Prepaid expenses and other assets	142,648	125,087
Other assets related to properties sold or held for sale	—	10,684
Total assets	$2,409,128	$2,359,426

Liabilities
Notes payable	$994,778	$894,358
Mortgage notes payable	93,071	95,141
Lines of credit	169,000	166,000
Accounts payable and other liabilities	57,983	61,565
Dividend payable	—	23,581
Advance rents	12,020	12,487
Tenant security deposits	9,643	9,149
Liabilities related to properties sold or held for sale	—	1,809
Total liabilities	1,336,495	1,264,090

Equity
Shareholders' equity
Preferred shares; $0.01 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Shares of beneficial interest, $0.01 par value; 100,000 shares authorized; 78,661 and 78,510 shares issued and outstanding, respectively	787	785
Additional paid-in capital	1,488,366	1,483,980
Distributions in excess of net income	(432,585)	(399,213)
Accumulated other comprehensive loss	15,707	9,419
Total shareholders' equity	1,072,275	1,094,971

Noncontrolling interests in subsidiaries	358	365
Total equity	1,072,633	1,095,336

Total liabilities and equity	$2,409,128	$2,359,426

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Three months ended June 30, 2018	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$14,340	$20,549	$11,915	$46,804
Add: Net operating (loss) income from non-same-store properties(2)	(64)	10,363	—	10,299
Total net operating income(3)	$14,276	$30,912	$11,915	$57,103
Add/(deduct):
Interest expense				(13,321)
Depreciation and amortization				(29,878)
General and administrative expenses				(5,649)
Gain on sale of real estate				2,495
Net income				10,750
Less: Net loss attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$10,750

Three months ended June 30, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$14,082	$19,838	$11,915	$45,835
Add: Net operating income from non-same-store properties(2)	512	8,418	—	8,930
Total net operating income(3)	$14,594	$28,256	$11,915	$54,765
Add/(deduct):
Other income				48
Interest expense				(12,053)
Depreciation and amortization				(29,261)
General and administrative expenses				(5,759)
Income tax benefit				107
Net income				7,847
Less: Net loss attributable to noncontrolling interests in subsidiaries				17
Net income attributable to the controlling interests				$7,864

Washington Real Estate Investment Trust

The following tables contain reconciliations of net income to same-store net operating income for the periods presented (in thousands):

Six months ended June 30, 2018	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$28,585	$40,263	$23,426	$92,274
Add: Net operating (loss) income from non-same-store properties(2)	(85)	19,894	—	19,809
Total net operating income(3)	$28,500	$60,157	$23,426	$112,083
Add/(deduct):
Interest expense				(26,148)
Depreciation and amortization				(59,847)
General and administrative expenses				(11,470)
Real estate impairment				(1,886)
Loss on extinguishment of debt				(1,178)
Gain on sale of real estate				2,495
Net income				14,049
Less: Net loss attributable to noncontrolling interests in subsidiaries				—
Net income attributable to the controlling interests				$14,049

Six months ended June 30, 2017	Multifamily	Office	Retail	Total
Same-store net operating income(2)	$27,819	$38,647	$23,757	$90,223
Add: Net operating income from non-same-store properties(2)	958	13,222	—	14,180
Total net operating income(3)	$28,777	$51,869	$23,757	$104,403
Add/(deduct):
Other income				125
Interest expense				(23,458)
Depreciation and amortization				(55,330)
General and administrative expenses				(11,385)
Income tax benefit				107
Net income				14,462
Less: Net loss attributable to noncontrolling interests in subsidiaries				36
Net income attributable to the controlling interests				$14,498

Washington Real Estate Investment Trust

The following table contains a reconciliation of net income attributable to the controlling interests to core funds from operations for the periods presented (in thousands, except per share data):
		Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017	2018	2017
Net income		$10,750	$7,847	$14,049	$14,462
Add/(deduct):
Real estate depreciation and amortization		29,878	29,261	59,847	55,330
Gain on sale of depreciable real estate		(2,495)	—	(2,495)	—
Real estate impairment		—	—	1,886	—
NAREIT funds from operations(1)		38,133	37,108	73,287	69,792
Add/(deduct):
Structuring expenses		—	104	—	319
Loss on extinguishment of debt		—	—	1,178	—
Core funds from operations(1)		$38,133	$37,212	$74,465	$70,111

		Three Months Ended June 30,		Six Months Ended June 30,
Per share data:		2018	2017	2018	2017
NAREIT FFO	(Basic)	$0.48	$0.48	$0.93	$0.92
	(Diluted)	$0.48	$0.48	$0.93	$0.92
Core FFO	(Basic)	$0.48	$0.48	$0.94	$0.92
	(Diluted)	$0.48	$0.48	$0.94	$0.92

Weighted average shares outstanding - basic		78,520	76,705	78,501	75,785
Weighted average shares outstanding - diluted		78,616	76,830	78,582	75,903